SUBORDINATED UNSECURED PROMISSORY NOTE

THE SALE OF THESE PROMISSORY NOTES HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IS MADE IN RELIANCE UPON THE EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS SET FORTH IN SECTION 4(2) OF THE ACT AND REGULATION A PROMULGATED THEREUNDER. THESE PROMISSORY NOTES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANFER OR DISPOSITION PURSUANT TO THE OFFERING CIRCULAR OF THE UNDERSIGNED BORROWER THROUGH WHICH THESE PROMISSORY NOTES ARE TO BE ISSUED. ANY PURCHASER OF THESE PROMISSORY NOTES SHOULD READ AND UNDERSTAND THE OFFERING CIRCULAR OF THE UNDERSIGNED BORROWER THROUGH WHICH THESE PROMISSORY NOTES ARE TO BE ISSUED.

$ .00	Date: , 20__
Greenville, South Carolina

FOR VALUE RECEIVED, the undersigned, Beat the Bank LLC, a South Carolina limited liability company (“Borrower”), hereby promises to pay to                                            (“Lender”), the principal sum of                                                     Dollars ($             .00), together with interest on the unpaid principal balance of this Promissory Note (the “Note”), as follows:

1.            Interest. Interest on the unpaid principal balance will accrue from the date the proceeds have been distributed to or on behalf of the Borrower (the “Date of Advance”) at a fixed simple interest rate per annum (“Interest Rate”) in each year through the Maturity Date (as defined below). Interest shall be computed based on a 30-day month, 360-day year. Interest payments shall continue until the Note is fully paid, with any and all unpaid principal and interest due and payable on the Maturity Date. Borrower shall have up to ten (10) days from the Maturity Date to make the payment described in the preceding sentence, and no additional interest shall accrue during that period.

The “Maturity Date” shall be the last day of the quarter in which the Note Term completes, unless such Maturity Date is extended as provided for in Section 4. For illustration purposes only, if the date of the Note is April 2, 2024 and the Note Term is two (2) years, then the Maturity Date will be June 30, 2026.

        For the purposes of defining the Interest Rate, the Lender shall select the Note Term and interest payment frequency (“Interest Payment Frequency”). Such election is irrevocable and shall apply through the Maturity Date of the Note unless such Maturity Date is extended as provided for in Section 4.

LENDER: please initial to the left of your selection of the “Note Term”:

Initial
_______	The Note Term shall be one (1) year.

_______	The Note Term shall be two (2) years.

_______	The Note Term shall be three (3) years.

_______	The Note Term shall be four (4) years.

_______	The Note Term shall be five (5) years.

_______	The Note Term shall be ten (10) years.

LENDER: please initial to the left of your selection of the Interest Payment Frequency:

Initial
_______	The Interest Payment Frequency shall be quarterly.

_______	The Interest Payment Frequency shall be annually.

Based upon the selections above, the Interest Rate shall be ____%.

2.            Payment of Interest.

2.1             Payments. Interest on the unpaid principal balance will accrue starting on the Date of Advance (as defined above). Quarterly or annual interest payments from Borrower to Lender (as selected above) shall be due no later than ten (10) days following the end of the calendar quarter corresponding to the Date of Advance. Borrower shall make these payments as interest-only and shall not be required to make any payment of the principal balance until the Maturity Date. In the event of an extension of the Note Term pursuant to Section 4, interest will accrue through the remainder of the corresponding quarter or year and shall be due and payable according to the provisions of this Section 2.1 for that quarter or year, and for all subsequent periods through the new Maturity Date.

2.2            Order of Application of Payments. Unless otherwise agreed to in writing by the parties or required by applicable law, each payment under this Note shall be credited in the following order: (a) Late Charges due to Lender; (b) interest payable under the Note, including accrued but unpaid interest, and (c) the principal amount outstanding under the Note.

2.3            Delivery of Payments. Payments shall be made to Lender at his, her or its address, which is provided in Section 10 below, or to another address or method if so designated in writing by Lender.

2.4        Late Charge. Should Borrower default in the payment of any sum due under this Note (“Default Amount”) the Borrower shall pay to Lender a late charge of two percent (2%) of any such Default Amount in addition to the original amount owed no later than thirty (30) days following the original due date.

3.        Subordination.

3.1        Subordination to Senior Indebtedness. The indebtedness evidenced by this Note, and the payment of the principal hereof and interest hereon, is wholly subordinated, junior and subject in right of payment, to the extent and in the manner hereinafter provided, to the prior payment of all Senior Indebtedness of the Borrower now outstanding or hereinafter incurred. “Senior Indebtedness” means the principal of, and premium, if any, and interest on (i) all indebtedness of the Borrower for monies borrowed from banks, trust companies, insurance companies and other financial institutions, including commercial paper and accounts receivable sold or assigned by the Borrower to such institutions; (ii) all indebtedness of the Borrower for monies borrowed by the Borrower from other persons or entities; (iii) obligations of the Borrower as lessee under leases of real or personal property; (iv) principal of, and premium, if any, and interest on any indebtedness or obligations of others of the kinds described above assumed or guaranteed in any manner by the Borrower; and (v) deferrals, renewals, extensions and refundings of any such indebtedness or obligations described above. Notwithstanding the foregoing, “Senior Indebtedness” shall not include indebtedness of the Borrower evidenced by the other Notes, which shall rank equally and ratably with this Note.

3.2        Rights of Holders Unimpaired. The provisions of this Section 3 are, and are intended solely, for the purposes of defining the relative rights of the holders of the Notes and the holders of Senior Indebtedness and nothing in this Section 3 shall impair, as between the Borrower and any holders of the Notes, the obligation of the Borrower, which is unconditional and absolute, to pay to the holders of the Notes the principal thereof, in accordance with the terms of the Notes, nor shall anything herein prevent any holders of the Notes from exercising all remedies otherwise permitted by applicable law or hereunder upon default, subject to the rights set forth above of holders of Senior Indebtedness to receive cash, property or securities otherwise payable or deliverable to the holders of the Notes.

3.3.        Acknowledgement of Subordination. LENDER EXPRESSLY ACKNOWLEDGES AND AGREES TO THE TERMS DESCRIBED IN THIS SECTION 3.

LENDER’S INITIALS:

4.  Optional Extension

4.1.        Optional Extension with New Interest Rate. At Borrower’s sole discretion, upon the Maturity Date the Note may extend into a new Note Term with the same Payment Schedule, Term, and any other material provision except for the Interest Rate (“Optional Extension”). Borrower may initiate an Optional Extension by providing Lender an E-mail Notice (as defined in Section 10) or a Private Message (as defined below) stating the new Note Term and proposed new Interest Rate no later than ninety (90) days prior to the Maturity Date of the original Note. Lender may reject the Optional Extension by providing Borrower a Private Message (as defined below) no later than sixty (60) days prior to the Maturity Date of the original Note. For the avoidance of doubt, if Lender does not reject the proposed Optional Extension or fails to respond to Borrower’s E-Mail Notice, the terms of the proposed Optional Extension shall apply and the Note shall extend with the new Interest Rate. Furthermore, the maximum number of times the Note may be extended under this Section 4 is two (2). A “Private Message” is an electronic communication sent through an Internet-based portal established by the Borrower and used by the Lender to track and manage the Note.

4.2.        Acknowledgement of Optional Extension. LENDER EXPRESSLY ACKNOWLEDGES AND AGREES TO THE TERMS DESCRIBED IN THIS SECTION 4.

LENDER’S INITIALS:

 5.        Default.

5.1            Events of Default. On (a) Borrower's failure to make any payments due under this Note more than six (6) months after when they are due and payable (not including when payment is deferred by an Optional Extension as described in Section 4 above) upon receipt of written notice from Lender of such failure; (b) any breach of any other material covenant or obligation in this Note; or (c) the occurrence of events specified in Section 8 below, an event of default (“Event of Default”) shall have occurred. If an Event of Default occurs that remains uncured after written notice of such Event of Default from Lender to Borrower, then Lender may, at its option, declare this Note (including, without limitation, all accrued interest) due and payable immediately regardless of the Maturity Date.

5.2            Cure. Upon the occurrence of any Event of Default, the Borrower shall have thirty (30) days from the date of written notice from Lender of such Event of Default to cure such Event of Default; provided, that if the cure is of a nature that reasonably requires under the circumstances greater than thirty (30) days to cure such Event of Default, then Borrower shall only have the obligation to have initiated within thirty (30) days of Lender’s notice of the Event of Default reasonable steps to produce a cure.

6.             Prepayment Option.

6.1            Ability to Pay Prepayment. Borrower may, at its sole option, elect to prepay all or any portion of the Note, including any unpaid principal balance, at any time and shall give Lender five (5) days prior written notice of its intention to prepay all or any portion of this Note. Said notice shall include the amount Borrower intends to prepay.

6.2            No Prepayment Premium or Penalty. If Borrower prepays this Note in whole or in part at any time from the date of this Note, no prepayment premium or penalty shall be due to Lender.

6.3            Prepayment Waivers. LENDER EXPRESSLY ACKNOWLEDGES AND AGREES THAT BORROWER HAS THE RIGHT TO PREPAY THIS PROMISSORY NOTE AT ANY TIME AS PROVIDED IN THIS SECTION 6. LENDER FURTHER ACKNOWLEDGES AND AGREES THAT THERE SHALL BE NO PREPAYMENT PREMIUM OR PENALTY DUE TO THE LENDER IN CONNECTION WITH ANY PREPAYMENT OF THE NOTE, INCLUDING ANY UNPAID PRINCIPAL BALANCE, BY BORROWER.

LENDER’S INITIALS:

7.            Interest on Interest. If any interest payment under this Note is not paid when due, the unpaid interest shall be added to the principal of this Note, shall become and be treated as principal, and shall thereafter bear like interest.

8.            Due-on-Sale or Insolvency. If Borrower sells, conveys, assigns or otherwise transfers all or substantially all of the beneficial interest of Borrower (which shall not include a sale or other transfer to any affiliate of Borrower or the mortgaging of any of Borrower’s assets) or commences any proceeding under bankruptcy or insolvency laws, without the prior written consent of Lender, then an Event of Default shall have occurred and Lender may elect to accelerate the Maturity Date and declare the entire unpaid principal, accrued interest and other sums due hereunder to be immediately due and payable pursuant to the provisions of Section 5 hereof.

9.            Attorneys’ Fees. In any dispute or litigation arising hereunder or related to this Note, the losing party shall pay the reasonable costs, expenses, and attorneys’ fees paid or incurred by the prevailing party.

10.           Notice. Subject to the foregoing, any notice required to be provided in this Note shall be given in writing and shall be sent (a) for personal delivery by a delivery service that provides a record of the date of delivery, the individual to whom delivery was made, and the address where delivery was made; (b) by first-class certified United States mail, postage prepaid, return receipt requested; (c) by a nationally recognized overnight courier service, marked for next day business delivery; or (d) by electronic mail, as described below (“E-mail Notice”). All notices shall be addressed to the party to whom such notice is to be given at the following addresses:

Lender:

E-mail: ______________________
Borrower:	Beat the Bank LLC 3217 Old Buncombe Road Greenville, SC 29609 E-mail: investors@beatthebank.com or to such other address as a party may designate by written notice to the other party. All notices shall be deemed effective on the earliest of (a) actual receipt; (b) rejection of delivery by the receiving party; (c) if sent by certified mail, provided there is actual receipt, the third day on which regular United States mail delivery service is provided after the day of mailing or, if sent by overnight delivery service, on the next day on which such service makes next-business-day deliveries after the day of sending.

E-mail Notice. An E-mail Notice will be deemed to have been received when (x) the party to which the e-mail message is addressed acknowledges having received that e-mail message; or (y) the sending party receives a machine-generated read-receipt. If the sender of an E-Mail Notice receives a machine-generated message that delivery has failed, or if the sender does not receive an acknowledgement in accordance with the preceding sentence, the E-Mail Notice will nevertheless be deemed to have been received when originally sent by e-mail if no more than ten (10) business days later the sender delivers a tangible copy of that same notice with end-to-end tracking as described in clauses (a) through (c) in this Section 10.

11.          Assignment. This Note inures to and binds the heirs, legal representatives, successors, and permitted assigns of Borrower and Lender; provided, however, neither party may assign this Note, or assign or delegate any of its rights or obligations (except to any affiliate of Borrower), without the other party’s prior written consent. Whenever used herein, the terms “Lender” and “Borrower” shall be deemed to include their respective permitted heirs, legal representatives, successors and permitted assigns.

12.         Governing Law and Venue. This Note shall be construed and enforced for all purposes according to the laws of the State of South Carolina, excluding its conflicts of law provisions. In any dispute, controversy, claim or cause of action arising from or in connection with this Note, both parties agree to submit to the jurisdiction of the U.S. District Court in Greenville, South Carolina, or otherwise as required by Section 14 below. Notwithstanding the foregoing, this choice of venue provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or the Securities Act, or any claim for which the federal courts have exclusive or concurrent jurisdiction.

13.          Made or Arranged by a Broker. Borrower and Lender acknowledge that this Note may have been made or arranged by a licensed securities broker-dealer licensed under the Financial Industry Regulatory Authority (“FINRA”) and that the broker’s participation may have been a material factor in consummating this loan.

14.         Arbitration. The parties expressly agree that all disputes, claims, controversies and other matters of contention arising out of or relating to this Note, or the performance or breach thereof, shall be submitted to confidential and binding arbitration as specified herein. The arbitration shall take place in Greenville, South Carolina (or as close thereto as possible, in the event that such venue is not available for the arbitration) and be held before and decided by a single neutral arbitrator, who shall be mutually selected by the parties and shall have experience in evaluating matters similar to the subject matter hereof. If the parties cannot agree as to an arbitrator, each party shall nominate one temporary arbitrator (who shall have experience in evaluating matters similar to the subject matter hereof) and together these two temporary arbitrators shall select the single neutral arbitrator to hold and decide the arbitration between the parties. The parties shall be entitled to undertake reasonable discovery (which shall be kept to a minimum without first securing the approval of the arbitrator) as a part of the arbitration. The final award decision of the arbitrator on all matters of contention between the parties shall be considered final and the arbitrator shall have the power to award to the prevailing party all costs and expenses of the arbitration, including, without limitation, attorneys’ fees. Notwithstanding the foregoing, this mandatory arbitration provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or the Securities Act.

15.          Usury. All agreements between Borrower and Lender are expressly limited, so that in no event or contingency, whether because of the advancement of the proceeds of this Note, acceleration of maturity of the unpaid principal balance, or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance, or retention of the money to be advanced under this Note exceed the highest lawful rate permissible under applicable usury laws. If, under any circumstances, fulfillment of any provision of this Note, after timely performance of such provision is due, shall involve exceeding the limit of validity prescribed by law that a court of competent jurisdiction deems applicable, then, ipso facto, the obligations to be fulfilled shall be reduced to the limit of such validity. If, under any circumstances, Lender shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to reduce the unpaid principal balance under this Note and not to pay interest, or, if such excessive interest exceeds the unpaid principal balance under this Note, such excess shall be refunded to Borrower. This provision shall control every other provision of all agreements between Borrower and Lender.

16.          Representation on Use of Proceeds. Borrower represents and warrants to Lender that the proceeds of this Note will be used solely for business and commercial investment, and that no portion of it will be used for personal, family, or household purposes.

17.          No Modifications or Amendments; No Waiver. Except as specified herein, this Note may not be amended, modified or changed, nor shall any waiver of the provisions hereof be effective, except only by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought. The lack of enforcement by either party of any of its rights, privileges or benefits under this Note shall not constitute a waiver, whether express or implied, of such rights, privileges or benefits. Additionally, a waiver of any provision in one event shall not be construed as a waiver of any other provision at any time, as a continuing waiver, or as a waiver of such provision on a subsequent event.

18.          Severability. Any provision of this Note which shall be held by a court of competent jurisdiction to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision or term hereof, and such other provisions or terms shall remain in full force and effect. In addition, such invalid, void or illegal provision shall be interpreted by the court so that both the intent and objective of the parties with respect to such provision are effectuated to the maximum extent permitted by applicable law.

19.         Counterparts; Facsimile. This Note may be executed via facsimile and in separate counterparts, each of which, when so executed shall be deemed an original and all such counterparts shall constitute one and the same original agreement.

20.         Headings. Section and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Note.

IN WITNESS WHEREOF, each of Borrower and Lender has executed this Note as of the date first set forth above.

BORROWER:
BEAT THE BANK LLC
a South Carolina limited liability company

By:
Name: Daniel D’Ambrosio, CEO

LENDER:

By:
Name:

By:
Name: